Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement Form S-8 (333-240126) pertaining to the ESOP 2020 United States Sub-Plan (the “U.S. Sub-Plan”) and the Long-term Performance Based Incentive Program (the “Board LTIP 2020”) of Calliditas Therapeutics AB, and

(2)	Registration Statement Form F-3(333-257851) of Calliditas Therapeutics AB;

of our report dated April 27, 2021 (except for the addition of the financial statements for the year ended December 31, 2018 which is dated January 14, 2022), with respect to the consolidated financial statements of Calliditas Therapeutics AB, included in this Annual Report (Form 20-F/A) for the year ended December 31, 2020.

/s/ Ernst & Young AB

Stockholm, Sweden

January 14, 2022